NEWS RELEASE	701 Ninth Street NW Washington, DC 20068 www.pepcoholdings.com NYSE: POM
FOR IMMEDIATE RELEASE November 1, 2007	Media Contact: Robert Dobkin 202-872-2680 Investor Contact: Donna Kinzel 302-429-3004
Pepco Holdings Reports Third-Quarter 2007 Earnings; Conference Call Scheduled

          Pepco Holdings, Inc. (NYSE: POM) today reported third quarter 2007 consolidated earnings of $167.6 million, or 87 cents per share, compared to $104.0 million, or 54 cents per share, in the third quarter of 2006. Excluding the special items described below, earnings for the 2007 quarter would have been $129.9 million, or 68 cents per share, compared to $111.9 million, or 58 cents per share, for the 2006 quarter. The weighted average number of basic shares outstanding for the third quarter of 2007 was 193.3 million compared to 190.7 million for the third quarter of 2006.

           The increase in earnings for the third quarter of 2007 as compared to the 2006 quarter, excluding special items, was primarily due to higher distribution revenue and lower depreciation driven by the Maryland rate orders for Pepco and Delmarva Power issued in June 2007 and higher network transmission revenue due to higher rates in effect. At Conectiv Energy, higher earnings were driven by Merchant Generation and Load Service, primarily due to higher generation output, higher capacity prices, and improved hedge results. At Pepco Energy Services, higher earnings were driven by the retail energy supply business primarily due to more favorable congestion costs and higher electric volumes. Partially offsetting these increases were higher operation and maintenance expenses at Power Delivery and lower Energy Marketing margins at Conectiv Energy.

          "Our results for the quarter reflect continued progress in executing our strategic plan," said Dennis R. Wraase, Chairman, President and Chief Executive Officer. "While Power Delivery experienced higher operating expenses, we benefited from infrastructure investments and constructive regulatory outcomes. Conectiv Energy's generation output was up 30% over the 2006 quarter and Pepco Energy Services continues to steadily acquire load." He added, "We recently achieved another milestone in our infrastructure investment strategy with the approval of the 500 kV portion of our Mid-Atlantic Power Pathway project by the PJM Interconnection's board of managers. This approval is a major step forward for this billion dollar project, allowing an extensive permitting and environmental review process to begin. The project will enhance electric reliability and improve transmission capacity in one of the most heavily congested regions of the country."

          For the nine months ended Sept. 30, 2007, consolidated earnings were $276.4 million, or $1.43 per share, compared to $212.0 million, or $1.11 per share, for the same period in the prior year. Excluding the special items described below, earnings for the nine months ended Sept. 30, 2007 would have been $238.7 million, or $1.24 per share, compared to $216.2 million, or $1.13 per share, for the first nine months of 2006. The weighted average number of basic shares outstanding for the nine months ended Sept. 30, 2007 was 192.8 million compared to 190.2 million for the same period in the prior year.

          The increase in earnings for the nine months ended Sept. 30, 2007, compared to earnings excluding special items for the same period in the prior year, was driven primarily by higher weather-related kWh sales at Power Delivery, higher distribution revenue and lower depreciation at Power Delivery driven by the Maryland rate orders for Pepco and Delmarva Power issued in June 2007, and increased Merchant Generation and Load Service margins at Conectiv Energy due to higher generation output and higher capacity prices. Partially offsetting these increases were higher operation and maintenance expenses at Power Delivery.

Third-Quarter Highlights
Operations
•

Power Delivery electric sales were 14,590 gigawatt hours (GWhs) in the third quarter of 2007 compared to 14,732 GWhs for the same period last year. Cooling degree days (electric service territory) increased by 3% for the three months ended Sept. 30, 2007, compared to the same period in 2006. Weather adjusted electric sales were 14,234 GWhs in the third quarter of 2007 compared to 14,426 GWhs for the same period last year.

•

On Oct. 17, 2007, PJM Interconnection's board of managers approved PHI's proposal to build a 230-mile interstate power line. The board's approval to include the 500-kilovolt (kV) portion of the Mid-Atlantic Power Pathway (MAPP) in its regional transmission expansion plan allows PHI to begin an extensive multi-state permitting and environmental review process that must be completed prior to construction. The 500 kV portion of the MAPP line is expected to cost an estimated $1 billion and would be built in stages through 2014. PHI has proposed adding significant 230-kV support lines to connect with the new 500-kV line, bringing the estimated total cost of the project to $1.2 billion.

•

Conectiv Energy's gross margin from Merchant Generation and Load Service was $99.2 million in the third quarter of 2007, compared to $69.0 million in the third quarter of 2006. The increase resulted primarily from higher generation output, higher capacity prices, and improved hedge results.

•

Conectiv Energy's total generating output was 2,382 GWhs in the third quarter of 2007 compared to 1,830 GWhs in the third quarter of 2006. The increase resulted primarily from a warmer September in 2007 and improved unit availability at the Hay Road and Deepwater generating plants.

•

Pepco Energy Services' gross margin from Retail Energy Supply was $28.6 million in the third quarter of 2007, compared to $16.6 million in the third quarter of 2006. The increase was driven by more favorable congestion costs and higher retail electric volumes.

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•

Pepco Energy Services had retail electric sales of 5,510 GWhs in the third quarter of 2007, compared to 4,023 GWhs in the third quarter of 2006. This increase primarily reflects the acquisition of additional commercial and industrial customer loads.

Regulatory Matters
•

On Sept. 19, 2007, the Maryland Public Service Commission issued an order approving a program to promote compact fluorescent light bulbs with cost recovery for the program through a surcharge. This program was approved in connection with PHI's "Blueprint for the Future" program, which includes plans for demand-side management programs, advanced metering, and distribution automation.

•

On June 13, 2007, Delmarva Power entered into agreements to sell all of its distribution assets and substantially all of its transmission assets in Virginia for an aggregate sales price of approximately $45 million, subject to closing adjustments. These sales, if completed, are not expected to result in a material financial gain or loss to Delmarva Power. The buyer of the distribution assets is A&N Electric Cooperative and the buyer of the transmission assets is Old Dominion Electric Cooperative. On Oct. 9, 2007, the Federal Energy Regulatory Commission approved the agreements needed for the completion of the sale of the transmission assets. On Oct. 19, 2007, the Virginia State Corporation Commission issued an order approving both transactions; the parties may appeal this decision within 30 days. Delmarva Power expects the transactions to close in the fourth quarter of 2007.

Other
•

On Aug. 7, 2007, Pepco, Mirant and the objecting creditors entered into an agreement stipulating to the dismissal of the objecting creditors' appeal of the settlement agreement to the Fifth Circuit. The appeal was dismissed by the Fifth Circuit on Aug. 8, 2007. Under the settlement agreement, Pepco has allowed Mirant to reject the back-to-back agreement relating to Pepco's power purchase agreement with Panda-Brandywine. In exchange, Pepco has received a net amount of $414 million, which is being held in a restricted cash account and will be used to pay for above-market purchases under the Panda PPA. Pepco also received $70 million from Mirant in settlement of other Pepco damage claims against the Mirant bankruptcy estate. Of this payment, $33.4 million been recorded as a reduction of operating expenses in the third quarter of 2007, resulting in a $20.0 million increase to net income.

•

On Aug. 1, 2007, Pepco entered into a settlement agreement with the Comptroller of Maryland pursuant to which Pepco received a refund of state income taxes paid in the amount of approximately $30.0 million, which was due to an increase in the tax basis of certain assets sold in 2000. The refund was recorded in the third quarter of 2007, resulting in a $17.7 million increase to net income.

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          Further details regarding changes in consolidated earnings between 2007 and 2006 can be found in the following schedules. Additional information regarding financial results and recent regulatory events can be found in the Pepco Holdings, Inc. Form 10-Q for the quarter ended Sept. 30, 2007, as filed with the Securities and Exchange Commission, which is available at www.pepcoholdings.com/investors.

Special Items
GAAP earnings for the third quarter 2007 include the following special items (after-tax), which management believes are not representative of the company's ongoing business operations:
•	Earnings of $20.0 million, or 10 cents per share, related to the Mirant bankruptcy damage claims settlement and
•	Earnings of $17.7 million or 9 cents per share, related to the Maryland income tax refund settlement.
GAAP earnings for the third quarter 2006, include the following special item (after-tax):
•	Charges of $7.9 million, or 4 cents per share, related to an impairment loss on certain Pepco Energy Services assets associated with its energy services business.
GAAP earnings for the nine months ended Sept. 30, 2007, include the following special items (after-tax):
•	Earnings of $20.0 million, or 10 cents per share, related the Mirant bankruptcy damage claims settlement and
•	Earnings of $17.7 million or 9 cents per share, related to the Maryland income tax refund settlement.
GAAP earnings for the nine months ended Sept. 30, 2006, include the following special items (after-tax):
•	Earnings of $7.9 million, or 4 cents per share, related to a gain on Conectiv Energy's disposition of its interest in a co-generation facility and
•	Charges of $12.1 million, or 6 cents per share, related to an impairment loss on certain Pepco Energy Services assets associated with its energy services business.
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Reconciliation of GAAP Earnings to Earnings Excluding Special Items
Net Earnings - Millions of dollars	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2007	2006	2007	2006
Reported (GAAP) Net Earnings	$167.6	$104.0	$276.4	$212.0
Special Items:
Mirant bankruptcy damage claims settlement	(20.0)	-	(20.0)	-
Maryland income tax settlement	(17.7)	-	(17.7)	-
Gain on disposition of interest in a co-generation facility	-	-	-	(7.9)
Impairment loss on energy services assets	-	7.9	-	12.1

Net Earnings, Excluding Special Items	$129.9	$111.9	$238.7	$216.2

Earnings per Share	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2007	2006	2007	2006
Reported (GAAP) Earnings per Share	$0.87	$0.54	$1.43	$1.11
Special Items:
Mirant bankruptcy damage claims settlement	(0.10)	-	(0.10)	-
Maryland income tax settlement	(0.09)	-	(0.09)	-
Gain on disposition of interest in a co-generation facility	-	-	-	(0.04)
Impairment loss on energy services assets	-	0.04	-	0.06

Earnings per Share, Excluding Special Items	$0.68	$0.58	$1.24	$1.13
CONFERENCE CALL FOR INVESTORS

         Pepco Holdings Inc. will host a conference call to discuss third quarter results on Friday, Nov. 2nd at 9:00 a.m. E.T. Investors, members of the media and other interested persons may access the conference call on the Internet at http://www.pepcoholdings.com/investors or by calling 1-800-901-5259 before 8:55 a.m. The pass code for the call is 66846949. International callers may access the call by dialing 1-617-786-4514, using the same pass code, 66846949. An on-demand replay will be available for seven days following the call. To hear the replay, dial 1-888-286-8010 and enter pass code 99780966. International callers may access the replay by dialing 1-617-801-6888 and entering the same pass code 99780966. An audio archive will be available at PHI's Web site, http://www.pepcoholdings.com/investors.

          Note: If any non-GAAP financial information (as defined by the Securities and Exchange Commission in Regulation G) is used during the quarterly earnings conference call, a presentation of the most directly comparable GAAP measure and a reconciliation of the differences will be available at http://www.pepcoholdings.com/investors.

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About PHI: Pepco Holdings, Inc., headquartered in Washington, D.C., delivers electricity and natural gas to about 1.9 million customers in Delaware, the District of Columbia, Maryland, New Jersey and Virginia, through its subsidiaries Pepco, Delmarva Power and Atlantic City Electric. PHI also provides competitive wholesale generation services through Conectiv Energy and retail energy products and services through Pepco Energy Services.

Forward-Looking Statements: Except for historical statements and discussions, the statements in this news release constitute "forward-looking statements" within the meaning of federal securities law. These statements contain management's beliefs based on information currently available to management and on various assumptions concerning future events. Forward-looking statements are not a guarantee of future performance or events. They are subject to a number of uncertainties and other factors, many of which are outside the company's control. Factors that could cause actual results to differ materially from those in the forward-looking statements herein include general economic, business and financing conditions; availability and cost of capital; changes in laws, regulations or regulatory policies; weather conditions; competition; governmental actions; and other presently unknown or unforeseen factors. These uncertainties and factors could cause actual results to differ materially from such statements. PHI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results and prospects of PHI.

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SELECTED FINANCIAL INFORMATION
Pepco Holdings, Inc. Earnings Per Share Variance 2007 / 2006
			3rd Quarter
				Competitive Energy
			Power Delivery	Conectiv Energy	Pepco Energy Services	Other Non Regulated	Corporate & Other	Total PHI
2006 Net Income/(Loss) (GAAP) 1/			$ 0.44	$ 0.12	$ -	$ 0.05	$ (0.07)	$ 0.54

2006 Special Item 2/
•	Impairment loss on certain energy services business assets		-	-	0.04	-	-	0.04

2006 Net Income/(Loss) excluding Special Items			$ 0.44	$ 0.12	$ 0.04	$ 0.05	$ (0.07)	$ 0.58

Change from 2006 Net Income/(Loss)
Regulated Operations
•	Distribution Revenue
	-	Pepco/Delmarva Maryland Rate Orders Impact	0.03	-	-	-	-	0.03
	-	Other Distribution Revenue	0.01	-	-	-	-	0.01
	-	Weather (estimate) 3/	-	-	-	-	-	-
•	Network Transmission Revenue		0.04	-	-	-	-	0.04
•	Default Electricity Supply Margin		(0.01)	-	-	-	-	(0.01)
•	Operation & Maintenance		(0.04)	-	-	-	-	(0.04)
•	Depreciation/Amortization (Maryland Rate Orders Impact)		0.04	-	-	-	-	0.04
•	Income Tax Adjustments		(0.05)	-	-	-	-	(0.05)
•	Other, net		(0.01)	-	-	-	-	(0.01)
Conectiv Energy
•	Margins (operating revenue less cost of goods sold)
	-	Merchant Generation and Load Service	-	0.09	-	-	-	0.09
	-	Energy Marketing	-	(0.03)	-	-	-	(0.03)
•	Operating Costs, net		-	0.01	-	-	-	0.01
Pepco Energy Services
•	Retail Energy Supply		-	-	0.03	-	-	0.03
•	Energy Services		-	-	(0.02)	-	-	(0.02)
Other Non-Regulated
•	Financial Investment Portfolio		-	-	-	0.01	-	0.01
•	Other, net		-	-	-	(0.01)	-	(0.01)
Corporate & Other
•	Other, net		-	-	-	-	-	-
Capital Costs			-	-	-	0.01	0.01	0.02
Dilution			(0.01)	-	-	-	-	(0.01)
2007 Net Income/(Loss) excluding Special Items			0.44	0.19	0.05	0.06	(0.06)	0.68

2007 Special Items 2/
•	Mirant Damage Claims Settlement		0.10	-	-	-	-	0.10
•	Maryland Income Tax Settlement		0.09	-	-	-	-	0.09

2007 Net Income/(Loss) (GAAP) 4/			$ 0.63	$ 0.19	$ 0.05	$ 0.06	$ (0.06)	$ 0.87

1/		2006 weighted average number of basic shares outstanding was 190,684,770.
2/		Management believes the special items are not representative of the company's ongoing business operations.
3/		The effect of weather in 2007 compared with the 20 year average weather is estimated to have increased earnings by $.03 per share.
4/		2007 weighted average number of basic shares outstanding was 193,287,608.
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Pepco Holdings, Inc. Earnings Per Share Variance 2007 / 2006
			September Year-to-Date
				Competitive Energy
			Power Delivery	Conectiv Energy	Pepco Energy Services	Other Non Regulated	Corporate & Other	Total PHI
2006 Net Income/(Loss) (GAAP) 1/			$ 0.89	$ 0.22	$ 0.07	$ 0.20	$ (0.27)	$ 1.11

2006 Special Items 2/
•	Gain on disposition of assets associated with Burney cogeneration facility		-	(0.04)	-	-	-	(0.04)
•	Impairment loss on certain energy services business assets		-	-	0.06	-	-	0.06

2006 Net Income/(Loss) excluding Special Items			$ 0.89	$ 0.18	$ 0.13	$ 0.20	$ (0.27)	$ 1.13

Change from 2006 Net Income/(Loss) excluding Special Items
Regulated Operations
•	Distribution Revenue
	-	Weather (estimate) 3/	0.09	-	-	-	-	0.09
	-	Pepco/Delmarva Maryland Rate Orders Impact	0.03	-	-	-	-	0.03
	-	Other Distribution Revenue	0.03	-	-	-	-	0.03
•	Network Transmission Revenue		(0.03)	-	-	-	-	(0.03)
•	Default Electricity Supply Margin		(0.03)	-	-	-	-	(0.03)
•	Operation & Maintenance		(0.08)	-	-	-	-	(0.08)
•	Depreciation/Amortization (Maryland Rate Orders Impact)		0.04	-	-	-	-	0.04
•	Other, net		(0.02)	-	-	-	-	(0.02)
Conectiv Energy
•	Margins (operating revenue less cost of goods sold)
	-	Merchant Generation and Load Service	-	0.16	-	-	-	0.16
	-	Energy Marketing	-	(0.02)	-	-	-	(0.02)
•	Operating Costs, net		-	(0.01)	-	-	-	(0.01)
Pepco Energy Services
•	Retail Energy Supply		-	-	(0.01)	-	-	(0.01)
•	Energy Services		-	-	-	-	-	-
Other Non-Regulated
•	Financial Investment Portfolio		-	-	-	0.02	-	0.02
•	Other, net		-	-	-	(0.01)	-	(0.01)
Corporate & Other
•	Other, net		-	-	-	-	(0.01)	(0.01)
Capital Costs			-	-	-	0.02	(0.01)	0.01
Income Tax Adjustments			(0.04)	(0.01)	-	(0.04)	0.06	(0.03)
Dilution			(0.02)	-	-	-	-	(0.02)
2007 Net Income/(Loss) excluding Special Items			0.86	0.30	0.12	0.19	(0.23)	1.24

2007 Special Items 2/
•	Mirant Damage Claims Settlement		0.10	-	-	-	-	0.10
•	Maryland Income Tax Settlement		0.09	-	-	-	-	0.09

2007 Net Income/(Loss) (GAAP) 4/			$ 1.05	$ 0.30	$ 0.12	$ 0.19	$ (0.23)	$ 1.43

1/		2006 weighted average number of basic shares outstanding was 190,233,274.
2/		Management believes the special items are not representative of the company's ongoing business operations.
3/		The effect of weather in 2007 compared with the 20 year average weather is estimated to have increased earnings by $.07 per share.
4/		2007 weighted average number of basic shares outstanding was 192,838,009.

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SEGMENT INFORMATION
	Three Months Ended September 30, 2007 (Millions of dollars)
		Competitive Energy Segments
	Power Delivery	Conectiv Energy	Pepco Energy Services	Other Non- Regulated	Corp. & Other (a)	PHI Cons.
Operating Revenue	$1,596.3	$ 633.2(b)	$654.4	$ 19.6	$ (133.2)	$ 2,770.3
Operating Expense (c)	1,376.6(b)(d)	566.4	638.1	1.2	(132.8)	2,449.5
Operating Income	219.7	66.8	16.3	18.4	(.4)	320.8
Interest Income	3.5	1.2	.7	2.9	(3.4)	4.9
Interest Expense	48.2	8.5	1.1	8.9	19.5	86.2
Other Income	4.9	.2	.6	2.7	-	8.4
Preferred Stock Dividends	.1	-	-	.6	(.6)	.1
Income Taxes	57.2(e)	23.2	6.7	3.3	(10.2)	80.2
Net Income (Loss)	122.6	36.5	9.8	11.2	(12.5)	167.6
Total Assets	9,763.6	1,782.4	650.8	1,669.6	1,191.3	15,057.7
Construction Expenditures	$ 122.3	$ 10.0	$ 3.7	$ -	$ 1.7	$ 137.7

Note:
(a)

Includes unallocated Pepco Holdings' (parent company) capital costs, such as acquisition financing costs, and the depreciation and amortization related to purchase accounting adjustments for the fair value of Conectiv assets and liabilities as of the August 1, 2002 acquisition date. Additionally, the Total Assets line item in this column includes Pepco Holdings' goodwill balance. Included in Corp. & Other are intercompany amounts of $(133.4) million for Operating Revenue, $(132.2) million for Operating Expense, $(26.6) million for Interest Income, $(26.0) million for Interest Expense, and $(.6) million for Preferred Stock Dividends.

(b)	Power Delivery purchased electric energy and capacity and natural gas from Conectiv Energy in the amount of $129.1 million for the three months ended September 30, 2007.
(c)

Includes depreciation and amortization of $87.6 million, consisting of $72.7 million for Power Delivery, $9.3 million for Conectiv Energy, $3.2 million for Pepco Energy Services, $.5 million for Other Non-Regulated and $1.9 million for Corp. & Other.

(d)	Includes $33.4 million ($20.0 million, after-tax) from settlement of Mirant bankruptcy claims.
(e)	Includes $19.5 million benefit related to the state income tax refund.

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	Three Months Ended September 30, 2006 (Millions of dollars)
		Competitive Energy Segments
	Power Delivery	Conectiv Energy	Pepco Energy Services	Other Non- Regulated	Corp. & Other (a)	PHI Cons.
Operating Revenue	$1,660.7	$ 566.8 (b)(e)	$488.3	$ 21.4	$(147.3) (e)	$ 2,589.9
Operating Expense (c)	1,488.3 (b)	520.5 (e)	488.8 (d)	1.9	(152.4) (e)	2,347.1
Operating Income	172.4	46.3	(.5)	19.5	5.1	242.8
Interest Income	3.4	2.0 (e)	1.0	1.8 (f)	(3.9) (e)(f)	4.3
Interest Expense	46.3	9.7 (e)	1.5	9.7 (f)	19.8 (e)(f)	87.0
Other Income	4.7	.1	.9	.7	.1	6.5
Preferred Stock Dividends	.3	-	-	.6	(.6)	.3
Income Taxes	50.4	16.2	.2	1.9	(6.4)	62.3
Net Income (Loss)	83.5	22.5	(.3)	9.8	(11.5)	104.0
Total Assets	8,978.0	1,837.6	698.1	1,515.6	965.7	13,995.0
Construction Expenditures	$ 102.4	$ 2.5	$ 1.8	$ -	$ 1.3	$ 108.0

Note:
(a)

Includes unallocated Pepco Holdings' (parent company) capital costs, such as acquisition financing costs, and the depreciation and amortization related to purchase accounting adjustments for the fair value of Conectiv assets and liabilities as of the August 1, 2002 acquisition date. Additionally, the Total Assets line item in this column includes Pepco Holdings' goodwill balance. Included in Corp. & Other are intercompany amounts of $(147.6) million for Operating Revenue, $(145.9) million for Operating Expense, $(25.1) million for Interest Income, $(24.5) million for Interest Expense, and $(.6) million for Preferred Stock Dividends.

(b)	Power Delivery purchased electric energy and capacity and natural gas from Conectiv Energy in the amount of $144.1 million for the three months ended September 30, 2006.
(c)

Includes depreciation and amortization of $110.4 million, consisting of $95.8 million for Power Delivery, $9.0 million for Conectiv Energy, $3.0 million for Pepco Energy Services, $.5 million for Other Non-Regulated and $2.1 million for Corp. & Other.

(d)	Includes $12.6 million of impairment losses ($7.9 million after-tax) on certain energy services business assets.
(e)

The Conectiv Energy segment does not include $66.8 million of intrasegment operating revenue and operating expense and $6.9 million of intrasegment interest income and interest expense. Accordingly, the Corp. & Other column does not include an elimination for these amounts.

(f)

The Other Non-Regulated segment does not include $47.7 million of intrasegment interest income and interest expense. Accordingly, the Corp. & Other column does not include an elimination for these amounts.

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	Nine Months Ended September 30, 2007 (Millions of dollars)
		Competitive Energy Segments
	Power Delivery	Conectiv Energy	Pepco Energy Services	Other Non- Regulated	Corp. & Other (a)	PHI Cons.
Operating Revenue	$4,033.7	$1,607.5(b)	$1,686.9	$58.0	$ (352.7)	$ 7,033.4
Operating Expense (c)	3,606.7(b)(d)	1,491.4	1,652.8	3.3	(350.2)	6,404.0
Operating Income	427.0	116.1	34.1	54.7	(2.5)	629.4
Interest Income	6.5	4.1	2.2	8.3	(9.4)	11.7
Interest Expense	138.7	24.9	2.8	26.9	61.3	254.6
Other Income	14.7	.3	4.4	10.2	.9	30.5
Preferred Stock Dividends	.3	-	-	1.8	(1.8)	.3
Income Taxes	107.0(e)	38.3	14.8	7.1	(26.9)	140.3
Net Income (Loss)	202.2	57.3	23.1	37.4	(43.6)	276.4
Total Assets	9,763.6	1,782.4	650.8	1,669.6	1,191.3	15,057.7
Construction Expenditures	$ 377.7	$ 30.0	$ 10.7	$ -	$ 4.3	$ 422.7

Note:
(a)

Includes unallocated Pepco Holdings' (parent company) capital costs, such as acquisition financing costs, and the depreciation and amortization related to purchase accounting adjustments for the fair value of Conectiv assets and liabilities as of the August 1, 2002 acquisition date. Additionally, the Total Assets line item in this column includes Pepco Holdings' goodwill balance. Included in Corp. & Other are intercompany amounts of $(352.9) million for Operating Revenue, $(349.4) million for Operating Expense, $(70.8) million for Interest Income, $(69.0) million for Interest Expense, and $(1.8) million for Preferred Stock Dividends.

(b)	Power Delivery purchased electric energy and capacity and natural gas from Conectiv Energy in the amount of $335.3 million for the nine months ended September 30, 2007.
(c)

Includes depreciation and amortization of $273.4 million, consisting of $228.4 million for Power Delivery, $27.9 million for Conectiv Energy, $9.3 million for Pepco Energy Services, $1.4 million for Other Non-Regulated and $6.4 million for Corp. & Other.

(d)	Includes $33.4 million ($20.0 million, after-tax) from settlement of Mirant bankruptcy claims.
(e)	Includes $19.5 million benefit related to the state income tax refund.

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	Nine Months Ended September 30, 2006 (Millions of dollars)
		Competitive Energy Segments
	Power Delivery	Conectiv Energy	Pepco Energy Services	Other Non- Regulated	Corp. & Other (a)	PHI Cons.
Operating Revenue	$4,014.9	$1,551.3 (b)(g)	$1,205.5	$ 70.6	$(383.9) (g)	$ 6,458.4
Operating Expense (c)	3,624.9 (b)	1,471.8 (g)	1,183.0 (e)	5.2	(386.4) (g)	5,898.5
Operating Income	390.0	79.5	22.5	65.4	2.5	559.9
Interest Income	8.2	6.1 (g)	2.0	4.9 (h)	(9.2) (g)(h)	12.0
Interest Expense	135.0	27.1 (g)	3.2	28.6 (h)	59.9 (g)(h)	253.8
Other Income	14.0	11.8 (d)	1.5	3.3	1.0	31.6
Preferred Stock Dividends	1.8	-	-	1.8	(2.6)	1.0
Income Taxes	106.3	29.1	9.4	5.2	(13.3)	136.7
Net Income (Loss)	169.1 (f)	41.2	13.4	38.0 (f)	(49.7) (f)	212.0
Total Assets	8,978.0	1,837.6	698.1	1,515.6	965.7	13,995.0
Construction Expenditures	$ 335.9	$ 7.5	$ 5.7	$ -	$ 7.2	$ 356.3

Note:
(a)

Includes unallocated Pepco Holdings' (parent company) capital costs, such as acquisition financing costs, and the depreciation and amortization related to purchase accounting adjustments for the fair value of Conectiv assets and liabilities as of the August 1, 2002 acquisition date. Additionally, the Total Assets line item in this column includes Pepco Holdings' goodwill balance. Included in Corp. & Other are intercompany amounts of $(385.7) million for Operating Revenue, $(381.2) million for Operating Expense, $(67.4) million for Interest Income, $(65.6) million for Interest Expense, and $(1.8) million for Preferred Stock Dividends.

(b)	Power Delivery purchased electric energy and capacity and natural gas from Conectiv Energy in the amount of $370.3 million for the nine months ended September 30, 2006.
(c)

Includes depreciation and amortization of $318.7 million, consisting of $275.4 million for Power Delivery, $27.2 million for Conectiv Energy, $8.8 million for Pepco Energy Services, $1.4 million for Other Non-Regulated and $5.9 million for Corp. & Other.

(d)	Includes $12.3 million gain ($7.9 million after tax) on the sale of its equity interest in a joint venture which owns a wood burning cogeneration facility in California.
(e)	Includes $19.1 million of impairment losses ($12.1 million after tax) on certain energy services business assets.
(f)

Includes the total favorable impact of $6.3 million related to tax matters that were resolved during the second quarter of 2006 ($2.5 million for Power Delivery and $5.4 million for Other Non-Regulated, partially offset by an unfavorable $1.6 million in Corp. & Other). Additionally Corp. & Other includes the elimination (against the goodwill generated by the merger) of the tax benefits recorded by the lines of business in the amount of $9.1 million ($3.1 million related to Power Delivery and $6.0 million related to Other Non-Regulated). Also includes the total favorable impact of $2.6 million recorded during the third quarter of 2006 that resulted from changes in estimates related to prior year tax liabilities subject to audit ($4.1 million for Power Delivery, partially offset by an unfavorable $1.5 million for Corp. & Other). Corp. & Other also includes the elimination (increasing goodwill generated by the merger) of the expense recorded by the segments in the amount of $.6 million ($.4 million for Power Delivery and $.2 million for Other Non-Regulated).

(g)

The Conectiv Energy segment does not include $147.8 million of intrasegment operating revenue and operating expense and $20.4 million of intrasegment interest income and interest expense. Accordingly, the Corp. & Other column does not include an elimination for these amounts.

(h)

The Other Non-Regulated segment does not include $142.4 million of intrasegment interest income and interest expense. Accordingly, the Corp. & Other column does not include an elimination for these amounts.

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PEPCO HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(Millions, except per share data)

Operating Revenue
Power Delivery	$1,596.3	$1,660.7	$4,033.7	$4,014.9
Competitive Energy	1,155.8	910.0	2,947.0	2,377.7
Other	18.2	19.2	52.7	65.8
Total Operating Revenue	2,770.3	2,589.9	7,033.4	6,458.4

Operating Expenses
Fuel and purchased energy	1,890.7	1,720.8	4,780.1	4,166.4
Other services cost of sales	160.5	177.0	433.2	502.1
Other operation and maintenance	214.3	200.1	632.2	614.0
Depreciation and amortization	87.6	110.4	273.4	318.7
Other taxes	100.0	95.9	271.5	259.9
Deferred electric service costs	29.1	30.7	47.2	20.5
Impairment loss	-	12.6	1.6	19.1
Effect of settlement of Mirant bankruptcy claims	(33.4)	-	(33.4)	-
Loss (gain) on sale of assets	.7	(.4)	(1.8)	(2.2)
Total Operating Expenses	2,449.5	2,347.1	6,404.0	5,898.5

Operating Income	320.8	242.8	629.4	559.9

Other Income (Expenses)
Interest and dividend income	4.9	4.3	11.7	12.0
Interest expense	(86.2)	(87.0)	(254.6)	(253.8)
Income (loss) from equity investments	3.1	(.4)	10.2	.1
Other income	5.8	9.0	21.2	41.5
Other expenses	(.5)	(2.1)	(.9)	(10.0)
Total Other Expenses	(72.9)	(76.2)	(212.4)	(210.2)

Preferred Stock Dividend Requirements of Subsidiaries	.1	.3	.3	1.0

Income Before Income Tax Expense	247.8	166.3	416.7	348.7

Income Tax Expense	80.2	62.3	140.3	136.7

Net Income	167.6	104.0	276.4	212.0

Retained Earnings at Beginning of Period	1,069.6	1,027.9	1,068.7	1,018.7

Cumulative Effect Adjustment Related to the Implementation of FIN 48	-	-	(7.4)	-

LTIP Dividend	(.1)	-	(.3)	-

Dividends Paid on Common Stock	(50.2)	(49.7)	(150.5)	(148.5)

Retained Earnings at End of Period	$1,186.9	$1,082.2	$1,186.9	$1,082.2

Earnings per Share of Common Stock	$.87	$.54	$1.43	$1.11

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PEPCO HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Unaudited)
ASSETS	September 30, 2007	December 31, 2006
	(Millions of dollars)
CURRENT ASSETS
Cash and cash equivalents	$26.0	$48.8
Restricted cash	15.1	12.0
Accounts receivable, less allowance for uncollectible accounts of $29.4 million and $35.8 million, respectively	1,413.5	1,253.5
Fuel, materials and supplies-at average cost	294.9	288.8
Unrealized gains - derivative contracts	18.0	72.7
Prepayments of income taxes	221.3	228.4
Prepaid expenses and other	92.8	77.2
Total Current Assets	2,081.6	1,981.4

INVESTMENTS AND OTHER ASSETS
Goodwill	1,407.9	1,409.2
Regulatory assets	1,524.7	1,570.8
Investment in finance leases held in trust	1,369.3	1,321.8
Income taxes receivable	196.2	-
Restricted cash	426.2	17.5
Other	355.0	366.2
Total Investments and Other Assets	5,279.3	4,685.5

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	12,087.0	11,819.7
Accumulated depreciation	(4,390.2)	(4,243.1)
Net Property, Plant and Equipment	7,696.8	7,576.6

TOTAL ASSETS	$15,057.7	$14,243.5

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PEPCO HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY	September 30, 2007	December 31, 2006
	(Millions of dollars, except shares)

CURRENT LIABILITIES
Short-term debt	$596.2	$349.6
Current maturities of long-term debt	359.0	857.5
Accounts payable and accrued liabilities	780.7	700.7
Capital lease obligations due within one year	5.7	5.5
Taxes accrued	68.2	99.9
Interest accrued	73.3	80.1
Liability and accrued interest related to uncertain tax positions	128.5	-
Other	316.4	440.7
Total Current Liabilities	2,328.0	2,534.0

DEFERRED CREDITS
Regulatory liabilities	1,218.9	842.7
Deferred income taxes	2,098.9	2,084.0
Investment tax credits	36.8	46.1
Pension benefit obligation	83.6	78.3
Other postretirement benefit obligations	412.2	405.0
Income taxes payable	161.9	-
Other	292.0	249.4
Total Deferred Credits	4,304.3	3,705.5

LONG-TERM LIABILITIES
Long-term debt	4,071.6	3,768.6
Transition Bonds issued by ACE Funding	442.8	464.4
Long-term project funding	21.3	23.3
Capital lease obligations	108.2	111.1
Total Long-Term Liabilities	4,643.9	4,367.4

COMMITMENTS AND CONTINGENCIES

MINORITY INTEREST	6.2	24.4

SHAREHOLDERS' EQUITY
Common stock, $.01 par value, authorized 400,000,000 shares, 193,768,141 shares and 191,932,445 shares outstanding, respectively	1.9	1.9
Premium on stock and other capital contributions	2,684.2	2,645.0
Accumulated other comprehensive loss	(97.7)	(103.4)
Retained earnings	1,186.9	1,068.7
Total Shareholders' Equity	3,775.3	3,612.2

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$15,057.7	$14,243.5

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POWER DELIVERY SALES AND REVENUES
	Three Months Ended September 30,		Nine Months Ended September 30,
Power Delivery Sales (Gigawatt Hours)	2007	2006	2007	2006
Regulated T&D Electric Sales
Residential	5,458	5,571	13,983	13,493
Commercial	8,096	8,035	22,129	21,624
Industrial	977	1,068	2,994	3,113
Other	59	58	185	185
Total Regulated T&D Electric Sales	14,590	14,732	39,291	38,415

Default Electricity Supply Sales
Residential	5,314	5,427	13,616	13,145
Commercial	2,810	3,668	7,629	12,114
Industrial	237	196	695	1,150
Other	24	23	102	100
Total Default Electricity Supply Sales	8,385	9,314	22,042	26,509

	Three Months Ended September 30,		Nine Months Ended September 30,
Power Delivery Electric Revenue (Millions of dollars)	2007	2006	2007	2006
Regulated T&D Electric Revenue
Residential	$198.9	$196.8	$471.1	$457.4
Commercial	210.7	199.1	553.9	535.2
Industrial	7.2	7.2	20.3	23.5
Other (Includes PJM)	82.8	51.0	191.1	178.8
Total Regulated T&D Electric Revenue	$499.6	$454.1	$1,236.4	$1,194.9

Default Supply Revenue
Residential	$607.9	$586.8	$1,422.0	$1,140.9
Commercial	325.5	436.7	820.4	1,082.5
Industrial	24.6	25.8	68.5	87.6
Other (Includes PJM)	79.6	108.0	216.8	272.0
Total Default Supply Revenue	$1,037.6	$1,157.3	$2,527.7	$2,583.0

Other Electric Revenue	$15.8	$15.3	$48.4	$43.1

Total Electric Operating Revenue	$1,553.0	$1,626.7	$3,812.5	$3,821.0

	Three Months Ended September 30,		Nine Months Ended September 30,
Power Delivery Gas Sales and Revenue	2007	2006	2007	2006
Regulated Gas Sales (Bcf)
Residential	.5	.4	5.6	4.6
Commercial	.3	.4	3.6	3.1
Industrial	.1	.2	.6	.5
Transportation and Other	1.4	1.4	4.9	4.5
Total Regulated Gas Sales	2.3	2.4	14.7	12.7

Regulated Gas Revenue (Millions of dollars)
Residential	$9.5	$8.9	$94.6	$88.3
Commercial	6.8	7.6	55.7	55.4
Industrial	1.5	2.1	6.7	7.9
Transportation and Other	1.4	1.2	4.4	3.8
Total Regulated Gas Revenue	$19.2	$19.8	$161.4	$155.4
Other Gas Revenue	$24.1	$14.2	$59.8	$38.5

Total Gas Operating Revenue	$43.3	$34.0	$221.2	$193.9

Total Power Delivery Operating Revenue	$1,596.3	$1,660.7	$4,033.7	$4,014.9

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WEATHER DATA - CONSOLIDATED ELECTRIC SERVICE TERRITORY
	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Heating Degree Days	14	32	2,816	2,410
20 Year Average	31	30	2,716	2,733
Percentage Difference from Average	-54.8%	6.7%	3.7%	-11.8%
Percentage Difference from Prior Year	-56.3%		16.8%
Cooling Degree Days	1,048	1,014	1,482	1,365
20 Year Average	949	941	1,312	1,306
Percentage Difference from Average	10.4%	7.8%	13.0%	4.5%
Percentage Difference from Prior Year	3.4%		8.6%
CONECTIV ENERGY
	Three Months Ended
	September 30, 2007	June 30, 2007	March 31, 2007	December 31, 2006	September 30, 2006

Gigawatt Hour Supply (GWh)
Base-Load (1)	606	498	551	439	455
Mid-Merit (Combined Cycle) (2)	1,525	625	384	319	1,082
Mid-Merit (Oil Fired) (3)	78	25	72	(2)	121
Peaking	80	12	4	4	95
Tolled Generation	93	12	7	7	77
Generation Output	2,382	1,172	1,018	767	1,830
Default Electricity Supply Volumes	1,869	1,594	2,026	1,358	1,831
Total Sales (4)	4,251	2,766	3,044	2,125	3,661

Around-the-clock Market Prices ($/MWh) PJM - East (5)	$68.14	$59.57	$61.11	$44.60	$61.56

On Peak Market Prices ($/MWh) PJM - East (5)	$88.08	$73.63	$69.47	$55.14	$81.67

Gas Price - M3 (Market Area) ($/MMBtu) (5)	$6.69	$8.22	$ 8.44	$ 7.09	$ 6.67

Average Power Sales Price ($/MWh) (6)
Generation	$88.89	$78.98	$74.97	$57.87	$96.11
Other (7)	$68.47	$70.96	$70.68	$65.51	$73.39

Merchant Generation and Load Service Margin per MWh (8)	$41.6	$43.9	$62.7	$64.0	$37.7

Merchant Generation and Load Service Margin Key Drivers (Percentage of Total) (8) (9)
West to East Hub Congestion	16%	1%	2%	3%	11%
Fuel Hedges and Default Electricity Supply & Other Power Hedges	-11%	-10%	30%	54%	-29%
Ancillary Services and Hourly Flexibility Premium	3%	30%	13%	6%	9%
Fuel Switching	0%	2%	4%	0%	2%
PJM Capacity	21%	26%	7%	11%	8%
Energy Spark Spreads	71%	51%	44%	26%	99%

Notes:
(1)	Edge Moor Units 3 and 4 and Deepwater Unit 6.
(2)	Hay Road and Bethlehem, all units.
(3)	Edge Moor Unit 5 and Deepwater Unit 1. Generation output for these units was negative for the three months ended December 31, 2006 because of station service consumption.
(4)	Amounts for the September 2006 quarters have been revised from amounts shown on prior reports to include tolled generation.
(5)	Daily average.
(6)	Calculated from data reported in Conectiv Energy's Electric Quarterly Report filed with the FERC; does not include capacity or ancillary services revenue.
(7)	Consists of default electricity supply sales, standard product power sales, and spot power sales other than merchant generation as reported in Conectiv's Energy's Electric Quarterly Report.
(8)	Amounts for the 2006 quarters have been revised from amounts shown on prior reports to include amounts previously described as Full Requirements Load Service.
(9)	Merchant Generation and Load Service Margin Key Drivers percentages are estimates.

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CONECTIV ENERGY - (continued)
Operating Summary (Millions of dollars)	Three Months Ended September 30,			Nine Months Ended September 30,
	2007		2006	2007		2006
Gigawatt Hour Supply (GWh)
Generation Output	2,382	(3)	1,830	4,573	(4)	3,471
Default Electricity Supply Volumes	1,869		1,831	5,488	(5)	7,156
Total Sales	4,251		3,661	10,061		10,627

Operating Revenue:
Merchant Generation and Load Service (1)	$ 312.7		$ 310.4	$ 788.4		$ 854.6
Energy Marketing (2)	320.5		256.4	819.1		696.7
Total	633.2		566.8	1,607.5		1,551.3

Cost of Goods Sold:
Merchant Generation and Load Service (1)	213.5		241.4	574.0		691.7
Energy Marketing (2)	314.9		239.8	790.7		662.9
Total	528.4		481.2	1,364.7		1,354.6

Gross Margin:
Merchant Generation and Load Service (1)	99.2	(6)	69.0	214.4	(7)	162.9
Energy Marketing (2)	5.6	(8)	16.6	28.4	(9)	33.8
Total	104.8		85.6	242.8		196.7

Operating and Maintenance Expenses	26.8	(10)	29.0	94.9	(10)	86.6
Depreciation	9.3		9.0	27.9		27.2
Taxes Other Than Income Taxes	.8		1.3	2.1		3.0
Other Operating Expenses	1.1		-	1.8		.4
Total	38.0		39.3	126.7		117.2

Operating Income	$ 66.8		$ 46.3	$ 116.1		$ 79.5
Notes:
(1)

Merchant Generation and Load Service is comprised of the two business activities that previously were reported separately as Merchant Generation and Full Requirements Load Service. The combination of the two activities for reporting purposes has been implemented because default electricity supply contracts are primarily used, along with other hedges already considered part of Merchant Generation, to hedge capacity and energy output from Conectiv Energy's generating plants. Merchant Generation and Load Service consists primarily of electric power, capacity and ancillary services sales from Conectiv Energy's generating plants; tolling arrangements entered into to sell energy and other products from Conectiv Energy's generating plants and entered into to purchase energy and other products from other companies' generating plants; hedges of power, capacity, fuel and load; the sale of excess fuel (primarily natural gas) and emission allowances; electric power, capacity, and ancillary services sales pursuant to competitively bid contracts entered into with affiliated and non-affiliated companies to fulfill their default electricity supply obligations; and fuel switching activities made possible by the multi-fuel capabilities of some of Conectiv Energy's generating plants.

(2)

The activity designated as "Other Power, Oil and Gas Marketing Services" in previous reports has been renamed "Energy Marketing". The activities continue to consist primarily of wholesale natural gas marketing and fuel oil marketing; the activities of the real-time power desk which generates margin by identifying and capturing price differences between power pools, and locational and timing differences within a power pool; and prior to October 31, 2006, providing operating services under an agreement with an unaffiliated power plant. Beginning in 2007, power origination activities have been reclassified into Energy Marketing from Merchant Generation and Load Service.

(3)

Higher generating plant output during the third quarter of 2007 compared to the 2006 quarter was primarily due to more favorable weather and improved unit availability at the Hay Road and Deepwater generation plants.

(4)

Higher generating plant output during the first nine months of 2007 compared to the 2006 period was primarily due to more favorable weather and improved unit availability at the Hay Road and Deepwater generation plants.

(5)

Lower default electric supply volumes during the first nine months of 2007 compared to the 2006 period resulted primarily from the termination of the Delaware POLR load obligation in April 2006, which was partially offset with new, higher margin contracts.

(6)

Higher Merchant Generation and Load Service gross margins during the third quarter of 2007 compared to the 2006 quarter were primarily driven by a 30% increase in generation output and higher capacity prices and improved hedge results. These items were partially offset by a decrease related to default electricity supply contracts and a mark-to-market gain in 2006, that did not recur in 2007, and due to a mark-to-market loss on excess natural gas supply.

(7)

Higher Merchant Generation and Load Service gross margins during the first nine months of 2007 compared to the 2006 period were driven by a 32% increase in generation output and higher capacity prices. These items were partially offset by the expiration of an agreement with an international investment banking firm to hedge approximately 50% of the commodity price risk of Conectiv Energy's generation and default electricity supply commitment to DPL, and less favorable power and natural gas fuel hedges.

(8)

Lower Energy Marketing gross margins during the third quarter of 2007 compared to the 2006 quarter resulted primarily from lower oil and natural gas marketing margins. Beginning in 2007, power origination activities have been reclassified into Energy Marketing from Merchant Generation and Load Service.

(9)

Lower Energy Marketing gross margins during the first nine months of 2007 compared to the 2006 period resulted primarily from lower oil and natural gas marketing margins, partially offset by positive true-ups resulting from a generation operating services agreement with an unaffiliated entity that expired in 2006.

(10)

Higher operating and maintenance expenses during the first nine months of 2007 compared to the 2006 period were primarily due to higher maintenance expenses at the power plants. Lower operating and maintenance expenses during the third quarter of 2007 compared to the 2006 period were primarily due to lower maintenance expenses at the power plants.

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PEPCO ENERGY SERVICES
Operating Summary (Millions of dollars)	Three Months Ended September 30,			Nine Months Ended September 30,
	2007		2006	2007		2006

Retail Electric Sales (GWh)	5,510		4,023	14,122		9,123

Operating Revenue	$654.4		$488.3	$1,686.9		$1,205.5
Cost of Goods Sold	615.0		456.8	1,586.2		1,104.4
Gross Margin	39.4		31.5	100.7		101.1

Gross Margin Detail:
Retail Energy Supply (4)	28.6	(1)	16.6	56.5	(2)	55.7
Energy Services	10.8	(3)	14.9	44.2	(3)	45.4
Total	39.4		31.5	100.7		101.1

Operation and Maintenance Expenses	19.9		16.4	55.7		50.7
Depreciation	3.2		3.0	9.3		8.8
Impairment Loss (5)	-		12.6	1.6		19.1
Operating Expenses	23.1		32.0	66.6		78.6

Operating Income	$ 16.3		$ (0.5)	$ 34.1		$ 22.5
Notes:
(1)	Retail Energy Supply gross margin increased quarter-over-quarter primarily due to more favorable congestion costs and higher electric volumes.
(2)	Retail Energy Supply gross margin increased year-over-year primarily due to higher electric volumes and more favorable congestion costs, partially offset by gains on the sale of excess supply in 2006.
(3)	Energy Services gross margin decreased quarter-over-quarter and year-over-year primarily due to expenses related to a planned major overhaul at a cogeneration facility.
(4)	Includes power generation.
(5)	Impairment loss on certain Energy Services assets.

19 ####